Exhibit 23.2

CONSENT OF WEIR INTERNATIONAL, INC.

We hereby consent to the reference to Weir International, Inc. in the Annual Report on Form 10-K of Arch Coal, Inc. for the year ended December 31, 2012.

We further wish to advise that Weir International, Inc. was not employed on a contingent basis and that at the time of preparation of our report, as well as at present, neither Weir International, Inc. nor any of its employees had, or now has, a substantial interest in Arch Coal, Inc. or any of its affiliates or subsidiaries.

Respectfully submitted,

By:	/s/ John W. Sabo

Name:	John W. Sabo
Title:	Executive Vice President and Managing Director
Date:	February, 25, 2013